Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Allbirds, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s Class A common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $50,000
b.    Lead Director Retainer (in addition to Eligible Director Service Retainer): $15,000

2.    Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $20,000
b.    Chair of the Compensation and Leadership Management Committee: $15,000
c.    Chair of the Sustainability, Nomination and Governance Committee: $10,000

3.    Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation and Leadership Management Committee: $7,500
c.    Member of the Sustainability, Nomination and Governance Committee: $5,000

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All equity awards granted under this policy will be restricted stock units (“RSUs”).

Initial Grant. Effective as of the date of this Policy, without any further action of the Board or Compensation Committee of the Board, each Eligible Director who is elected or appointed for the first time to be an Eligible Director following the Effective Date will automatically, upon the date of his or her initial election or appointment to be an Eligible Director (the “Commencement Date”), will receive an initial, one-time grant of restricted stock units (the “Initial Grant”) with an aggregate grant date fair value of $200,000, that vests in three equal annual installments following the Commencement Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each vesting date. The Initial Grant may only be granted once to any Eligible Director.

Annual Grants. On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed to or elected by the Board at such meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs with an aggregate grant date fair value of $150,000 (“Annual Grant”). RSUs subject to the Annual Grant will vest on the earlier to occur of the first anniversary of the grant date and the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through the vesting date; provided, that the Annual Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through such date. With respect to an Eligible Director who, following the Effective Date, is first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting and who has served for fewer than six months prior to the date of the next occurring annual stockholder meeting, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual stockholder meeting.

Non-Employee Director Compensation Limit
Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

Last Amended: May 29, 2024; Effective: July 1, 2024